Exhibit 10.12
EXECUTIVE CHANGE IN CONTROL AGREEMENT
This Executive Change In Control Agreement made as of the 14th day of January, 2011, by and between Teleflex Incorporated (the “Company”) and Richard A. Meier (“Employee”).
WHEREAS, Employee is employed as an executive of the Company at its headquarters in Limerick, Pennsylvania; and
WHEREAS, the Board of Directors of the Company believes that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Employee to the Company without distraction, notwithstanding that the Company could be subject to a Change of Control, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company; and
WHEREAS, in consideration for Employee agreeing to continue in employment with the Company and agreeing to keep Company information confidential, the Company agrees that Employee shall receive the compensation set forth in this Agreement in the event Employee’s employment with the Company is terminated without Cause or Employee terminates employment for Good Reason, upon or after a Change of Control;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:
1. Definitions.
“Base Salary” shall mean the highest annualized base rate of salary being paid to Employee in all capacities with the Company, together with any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs, at the time of the Change of Control or any time thereafter.
“Benefit Period” shall mean the period beginning on Employee’s Termination Date and ending on the first to occur of (a) the second anniversary of the Commencement Date or (b) the first date on which Employee is employed by another employer and is eligible to participate in a health plan of Employee’s new employer.
“Board” shall mean the board of directors of the Company.
“Bonus Plan” shall mean a plan of the Company providing for the payment of a cash bonus to Employee.

“Cause” shall mean (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, or (c) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole.
“Commencement Date” shall mean the first day of the seventh month beginning after Employee’s Termination Date.
“Change of Control” shall mean one of the following shall have taken place after the date of this Agreement:
(a) any “person” (as such term is used in Sections 13(d) or 14(d) of the Exchange Act) (other than the Company, any majority controlled subsidiary of the Company, or the fiduciaries of any Company benefit plans) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 20% or more of the total voting power of the voting securities of the Company then outstanding and entitled to vote generally in the election of directors of the Company; provided, however, that no Change of Control shall occur upon the acquisition of securities directly from the Company;
(b) individuals who, as of the beginning of any 24 month period, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason during such 24 month period to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company;
(c) consummation of (i) a merger, consolidation or reorganization of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such merger, consolidation or reorganization do not, following such merger, consolidation or reorganization, beneficially own, directly or indirectly, at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities resulting from such merger, consolidation or reorganization, (ii) a complete liquidation or dissolution of the Company or (iii) a sale or other disposition of all or substantially all of the assets of the Company, unless at least 65% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity or entities that acquire such assets are beneficially owned by individuals or entities who or that were beneficial owners of the voting securities of the Company immediately before such sale or other disposition; or

(d) consummation of any other transaction determined by resolution of the Board to constitute a Change of Control.
“Code” means the Internal Revenue Code of 1986, as amended.
“Component Target Amount” shall have the meaning specified therefor in the definition of “Target Bonus” in this Section 1.
“Disability” shall mean Employee’s continuous illness, injury or incapacity for a period of six consecutive months.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Good Reason” means a Termination of Employment initiated by Employee by Notice of Termination, in accordance with Section 2 hereof, upon one or more of the following occurrences; provided that as soon as practicable after Employee becomes aware of such occurrence and before such Notice of Termination is given, Employee shall have given notice of Good Reason to the Company and the Company shall not have fully corrected the situation within 10 days after such notice of Good Reason:
(a) any failure of the Company to comply with and satisfy any of the material terms of this Agreement;
(b) any significant reduction by the Company of the title, duties, job responsibilities, reporting relationship or position of Employee;
(c) any reduction in Employee’s Base Salary; or
(d) the moving of the principal office of the Company to which Employee is assigned to a location more than 25 miles from its location on the date of the Change of Control.
“Performance Period” applicable to any Target Amount under a Bonus Plan shall mean the period of time in which the performance goals applicable to the determination of cash bonus awards pursuant to such Bonus Plan are measured.
“Target Amount” in respect of a bonus payable to Employee pursuant to any Bonus Plan shall mean the amount specified in the Company’s records pertaining to such Bonus Plan as the “target amount” of cash bonus which would be payable to Employee if specified conditions were fulfilled.

“Target Bonus” shall mean the sum of the Target Amounts (each a “Component Target Amount”) which would be payable in the year immediately following the Termination Year pursuant to all Bonus Plans if all of the conditions for the payment of each Component Target Amount were fulfilled, without regard to whether such conditions are actually fulfilled; provided that, if a Target Amount has not been determined for any such Bonus Plan on or before the Termination Date, the Target Amount for such Bonus Plan which would have been payable in the Termination Year shall be substituted for such undetermined Target Amount in the foregoing calculation of the “Target Bonus.”
“Termination Date” shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein as the effective date of Employee’s Termination of Employment, as the case may be.
“Termination of Employment” shall mean the termination of Employee’s active employment relationship with the Company. Employee’s Termination of Employment for all purposes under this Agreement will be determined to have occurred in accordance with the “separation from service” requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that the Company and Employee reasonably anticipated that no further service would be performed after a certain date or that the level of bona fide services Employee would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately proceeding 36-month period (or actual period of service, if less).
“Termination following a Change of Control” shall mean a Termination of Employment upon or within two years after a Change of Control either:
(a) initiated by the Company for any reason other than Disability or Cause; or
(b) initiated by Employee for Good Reason.
“Termination Year” shall mean the year in which Employee’s Termination Date occurs.
2. Notice of Termination. Any Termination of Employment shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific reasons for the termination, (b) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Employee’s employment, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

3. Compensation upon Termination following a Change of Control. Subject to the provisions of subsection (d) below and Sections 5 and 6 hereof, in the event of Employee’s Termination following a Change of Control, Employee shall be entitled to receive the following payments and benefits from the Company:
(a) Within 15 days after the Termination Date, Employee shall receive a lump sum cash payment equal to Employee’s unpaid base salary earned through the Termination Date.
(b) If a bonus awarded to Employee pursuant to any Bonus Plan for payment in the Termination Year shall not have been paid to Employee, Employee shall receive the amount of such award within 15 days after the Termination Date. If no such bonus shall have been awarded to Employee under any Bonus Plan, on the Commencement Date Employee shall receive a lump sum cash payment in the amount of the sum of the Target Amounts under each such Bonus Plan referred to in the immediately preceding sentence which would have been payable to Employee in the Termination Year.
(c) On the Commencement Date, Employee shall receive a lump sum cash payment equal to the sum of (i) a pro-rated amount of the Target Bonus, (ii) the amount (if any) paid by Employee for health care continuation coverage (COBRA) for the period from the Termination Date to the date of such lump sum payment and (iii) in the event the Employee was a participant in such plan prior to the Termination Date, the Employer Non-Elective Contributions with which Employee would have been credited under the Teleflex Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”) for each of the next two (2) plan years following the plan year which includes the Termination Date, assuming that Employee’s Compensation and Bonus, as those terms are defined in the Deferred Compensation Plan, for each of the two (2) plan years immediately following the plan year which includes the Termination Date are the same as Employee’s Compensation and Bonus for the plan year which includes the Termination Date. The pro-rated Target Bonus shall be computed by multiplying the Target Bonus by a fraction (i) the numerator of which is the number of days in each year of the Performance Period applicable to such Component Target Amount reduced by the number of days in the Termination Year following the Termination Date and (ii) the denominator of which is the number of days in the Performance Period.
(d) Beginning with the Commencement Date, Employee shall receive the following:
(i) Employee shall receive an amount equal to two times Employee’s Base Salary (the “Base Salary Severance Amount”), which shall be divided into 24 equal monthly installments and paid as follows: (A) on the Commencement Date an amount equal to the first seven monthly installments and (B) an additional monthly installment on the first day of each month thereafter for the next seventeen months. However, if the Change of Control does not satisfy the requirements to be a ‘change in control’ for purposes of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, then, if necessary to satisfy Code Section 409A, the Base Salary Severance Amount shall be divided into 18 equal monthly installments (increased by one additional month for each completed year of full-time employment by Employee from and after January 1, 2008, not to exceed an additional six months) and paid as follows: (A) on the Commencement Date an amount equal to the first seven monthly installments and (B) an additional monthly installment on the first day of each month thereafter until all of the installments have been paid.

(ii) Employee shall receive an amount equal to the Target Bonus on each of the six-month and eighteen-month anniversaries of the Commencement Date. The amount paid on each such date shall be paid in the form of a single lump sum cash payment.
(iii) The Company shall continue to provide health and dental benefits under the Company’s then-current health and dental plans for Employee and Employee’s spouse and eligible dependents during the balance of the Benefit Period on the same basis as if Employee had continued to be employed during that period. If the continuation of coverage under the Company’s health and dental plans for Employee and Employee’s spouse and eligible dependents results in a violation of Section 105(h) of the Code, the continuation of coverage will be on an after-tax basis with the portion of the monthly cost of coverage paid by the Company being additional taxable income. If the continuation of coverage under the Company’s health and dental plans will be on an after-tax basis, the Company will pay Employee a lump sum cash payment on the last day of each applicable month during the Benefit Period (or balance thereof) so that Employee will be in the same position as if the continuation of coverage could have been provided on a pre-tax basis. The COBRA health care continuation coverage period under Section 4980B of the Code shall begin at the end of the Health Care Continuation Period. Notwithstanding the preceding, if Employee and Employee’s spouse and eligible dependents are not eligible to continue coverage under the Company’s health and/or dental plan(s), the Company will reimburse Employee in cash on the last day of each month during the Benefit Period (or balance thereof) an amount based on the cost actually paid by Employee for that month to maintain health and/or dental insurance coverage from commercial sources that is comparable to the health and/or dental coverage Employee last elected as an employee for Employee and Employee’s spouse and eligible dependents under the Company’s health and/or dental plan(s) covering Employee, where the net monthly reimbursement after taxes are withheld will equal the Company’s portion of the cost paid by Employee for that month’s coverage determined in accordance with the Company’s policy then in effect for employee cost sharing, on substantially the same terms as would be applicable to an executive officer of the Company.

(iv) The Company shall reimburse Employee for the cost of outplacement assistance services incurred by Employee up to a maximum of $20,000, which shall be provided by an outplacement agency selected by Employee. The Company shall reimburse Employee within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service costs incurred by Executive on or prior to the last day of the second year following the Termination Year.
(e) If Employee was provided with the use of an automobile as of the Termination Date, Employee may continue to use such automobile during the Benefit Period. If Employee received a cash vehicle allowance as of the Termination Date, the Company shall pay Employee a cash vehicle allowance during the Benefit Period equal to what it would cost Employee to lease the vehicle utilized by Employee immediately prior to the Termination Date, calculated by assuming that the lease is a three (3) year closed-end lease. The allowance shall generally be paid in equal monthly payments; provided, however, that payment of the monthly payments shall not begin until the Commencement Date. On the Commencement Date, Employee shall receive a lump sum cash payment equal to the sum of the monthly payments that would have been paid between the Termination Date and Commencement Date plus the monthly payment for the month in which the Commencement Date occurs. The Company will pay the remaining monthly payments on the first day of each month following the Commencement Date.
(f) All Company stock options and restricted stock held by Employee as of Employee’s Termination Date that have not previously become vested and exercisable shall immediately become fully vested and exercisable as of the date immediately preceding the Termination Date, and any stock option or restricted stock awards under which such stock options or restricted stock are granted are hereby amended, effective the later of the date of this Agreement or the date of such award, to so provide.
(g) As a condition to the obligation of the Company to pay compensation and provide benefits under this Agreement, the Company shall have received from Employee immediately following the Termination Date a written waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A (but subject to any necessary adjustments reasonably determined by the Company to be necessary to comply with applicable laws and regulations in effect as of Employee’s Termination Date) executed by Employee (the “Release”), and Employee shall not thereafter revoke the Release. If Employee fails to execute or revokes the Release, no payments or benefits shall thereafter be made or provided to Employee pursuant to this Agreement.

(h) Taxable Benefits. Any taxable welfare benefits provided pursuant to this Section 3 that are not “disability pay” or “death benefits” within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements over some or all of the applicable Benefit Period, as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefit may be liquidated or exchanged for another benefit. If Employee is a “specified employee”, as defined in Code Section 409A, then during the period of six months immediately following Employee’s Termination of Employment, Employee shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Code Section 4980B, and the Company shall reimburse Employee for any such payments on the first business day that is more than six months after the Termination Date.
4. Limitations on Certain Payments.
(a) Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and it is determined that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then, if the aggregate present value of such Payments exceeds 2.99 times Employee’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Employee shall be reduced to the extent necessary so that such “parachute payments” are equal to 2.99 times the Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Employee determines, based upon the advice of the Accounting Firm (as defined below), that without such reduction Employee would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Employee would be entitled to retain upon his receipt of the Reduced Amount.
(b) If the determination made pursuant to Section 4(a) results in a reduction of the Payments that would otherwise be paid to Employee except for the application of Section 4(a), then the reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of equity-based awards (if applicable); reduction of employee benefits. In the event that acceleration of vesting of equity-based awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s equity-based award.
(c) All determinations to be made under this Section 4 shall be made by the Company’s independent public accountants immediately prior to the Change of Control or by another independent public accounting firm mutually selected by the Company and Employee before the date of the Change of Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and Employee within 20 days after the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Employee.

(d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 4, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.
(e) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under this Section 4 (“Overpayment”) or that additional payments which are not made by the Company under this Section 4 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee, which Employee shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
5. Confidential Information. Employee recognizes and acknowledges that, by reason of Employee’s employment by and service to the Company, Employee has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its affiliates (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Employee covenants that Employee will not, either during or after Employee’s employment by the Company, disclose any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Employee or except as may be required by law or in a judicial or administrative proceeding. Notwithstanding anything to the contrary herein, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

6. Equitable Relief.
(a) Employee acknowledges that the restrictions contained in Section 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of that Section will result in irreparable injury to the Company. Employee represents and acknowledges that (i) Employee has been advised by the Company to consult Employee’s own legal counsel in respect of this Agreement, and (ii) Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee’s counsel.
(b) Employee agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Without limiting the foregoing, Employee also agrees that payment of the compensation and benefits payable under Section 3 of this Agreement may be automatically ceased in the event of a material breach of the covenants of Section 5, provided the Company gives Employee written notice of such breach, detailing the activity of Employee that constitutes a material breach, and Employee fails to cease such activity within 15 days after Employee’s receipt of such written notice. In the event that any of the provisions of Section 5 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.
(c) Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in a United States District Court in Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 14 hereof.
7. Other Payments and Indemnification. The payments due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Employee under any other plan, policy or program of the Company except as provided under Section 16(a) and except that no cash payments shall be paid to Employee under any severance plan of the Company that are due and payable solely as a result of a Change of Control. In addition, Employee shall continue to be covered by any policy of insurance providing indemnification rights for service as an officer and director of the Company and to all other rights to indemnification provided by the Company, in each case at least as favorable as applicable to Employee on the date of this Agreement.

8. Enforcement. It is the intent of the parties that Employee not be required to incur any expenses associated with the enforcement of Employee’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, the Company shall pay Employee on demand the amount necessary to reimburse Employee in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Employee in attempting to enforce any of the obligations of the Company under this Agreement, without regard to outcome, unless the lawsuit brought by Employee is determined to be frivolous by a court of final jurisdiction. The Company shall reimburse Employee for expenses under this Section 8 no later than the end of the calendar year next following the calendar year in which such expenses were incurred, it being understood that the foregoing limitation is intended to ensure compliance with Code Section 409A, and shall not serve to extend or otherwise delay the time period within which the Company is required to reimburse Employee for expenses as set forth in this Section 8. The Company shall not be obligated to pay any such expenses for which Employee fails to make a demand and submit an invoice or other documented reimbursement request at least 10 business days before the end of the calendar year next following the calendar year in which such expenses were incurred. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year. Employee’s right to have the Company pay the expenses may not be liquidated or exchanged for any other benefit.
9. No Mitigation. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
10. No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Employee or others.
11. Taxes. Any payments required under this Agreement shall be subject to applicable tax withholding.
12. Term of Agreement. The term of this Agreement shall be for three years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies Employee in writing that this Agreement will not be renewed at least 60 days prior to the end of the current term; provided, however, that (i) this Agreement shall remain in effect for at least two years after a Change of Control occurring during the term of this Agreement and shall remain in effect until all of the obligations of the parties hereunder are satisfied, and (ii) this Agreement shall terminate if, prior to but not in contemplation of a Change of Control, the employment of Employee with the Company and its affiliates shall terminate for any reason.

13. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as herein before defined and any such successor or successors to its business or assets, jointly and severally.
14. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:
If to the Company, to:
Teleflex Incorporated
155 South Limerick Road
Limerick, PA 19468
If to Employee, to:
[Intentionally omitted]
or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change of Control, notice at the last address of the Company or to any successor pursuant to Section 14 hereof shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
15. Residence; Governing Law. Executive hereby represents and warrants to the Company that, as of the date of this Agreement, Executive is a resident of the Commonwealth of Pennsylvania. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

16. Contents of Agreement, Amendment and Assignment.
(a) This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee and approved by the Board and executed on the Company’s behalf by a duly authorized officer; provided, however, that except as stated in Section 7 above, this Agreement is not intended to supersede or alter Employee’s rights under any compensation, benefit plan or program, unless specifically modified hereunder, in which Employee participated and under which Employee retains a right to benefits. The provisions of this Agreement may provide for payments to Employee under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, to the extent that the provisions of this Agreement are more favorable to Employee than the terms of such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.
(b) Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company.
(c) All of the terms and provisions of this Agreement, including the covenants of Section 5, shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto.
(d) It is the Parties’ intention that the benefits and rights to which Employee could become entitled in connection with Termination of Employment comply with Code Section 409A. If Employee or the Company believes, at any time, that any of such benefits or rights do not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (with the most limited economic effect on Employee and the Company).
17. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

18. Remedies Cumulative; No Waiver. No right conferred upon Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, including, without limitation, any delay by Employee in delivering a Notice of Termination pursuant to Section 2 hereof after an event has occurred which would, if Employee had resigned, have constituted a Termination following a Change of Control pursuant to Section 1 of this Agreement.
19. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
20. Construction. The word “including” means “including without limitation.”
IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written in Limerick, Pennsylvania.

Teleflex Incorporated
By:	/s/ Jeffrey P. Black
	Name:	Jeffrey P. Black
	Title:	Chairman, President and Chief Executive Officer

/s/ Richard A. Meier
Richard A. Meier

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